Exhibit 99.1

Mesa Labs Reports Higher Third Quarter Sales and Earnings

          LAKEWOOD, Colo., Feb. 2 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported higher sales and earnings for both its fiscal third quarter and nine months ended December 31, 2004.

          For the third quarter of fiscal 2005, net sales increased 15 percent to $2,530,000 from $2,200,000 in the same quarter last year.  Net income for the quarter increased 13 percent to $563,000 or $.18 per diluted share compared to $500,000 or $.16 per diluted share one year ago.

          For the first nine months of fiscal 2005, net sales increased 10 percent to $7,406,000 from $6,729,000 in the same period last year.  Net income for the first nine months increased 12 percent to $1,736,000 from $1,552,000, and earnings per share increased 10 percent to $.55 per diluted share compared to $.50 per diluted share one year ago.

          Sales for the quarter were up from the prior year period by $330,000 or 15 percent.  On a year-to-date basis, revenues increased $677,000 or 10 percent.  When analyzed by product for the quarter, sales of Datatrace logging products increased by 20 percent, Medical products increased by eight percent and Nusonics products increased by 28 percent.  For the year-to-date, Datatrace logging products increased eight percent, Medical products increased by 12 percent and Nusonics products increased by 15 percent.

          Net income for the current quarter and year-to-date increased due to higher sales performance.  Net income for the quarter was up by a slightly lower percentage compared to sales, due to higher recruiting expense associated with a key new hire during the quarter.

          On November 10, 2004 the company’s Board of Directors declared a regular quarterly dividend of $.06 per share of common stock, which represents a 20 percent increase from the $.05 per share rate established one year ago.  In addition, the Board of Directors declared a special one time dividend of $.20 per share of common stock, which was up 33 percent from the $.15 per share of common stock special dividend paid one year ago.  Both dividends were paid on December 15, 2004, to shareholders of record on December 1, 2004.

          During the first nine months of the fiscal year, the Company repurchased 85,422 shares of our common stock under a previously announced buyback plan.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2004 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended December 31		Nine Months Ended December 31

	2004	2003	2004	2003

Net Sales	$2,530,000	$2,200,000	$7,406,000	$6,729,000
Cost of Goods	965,000	838,000	2,786,000	2,546,000
Gross Profit	1,565,000	1,362,000	4,620,000	4,183,000
Operating Expense	725,000	610,000	2,014,000	1,824,000
Operating Income	840,000	752,000	2,606,000	2,359,000
Other (Income) & Expense	(25,000)	(14,000)	(61,000)	(37,000)
Earnings Before Taxes	865,000	766,000	2,667,000	2,396,000
Income Taxes	302,000	266,000	931,000	844,000
Net Income	$563,000	$500,000	$1,736,000	$1,552,000
Earnings Per Share
(Basic)	$.18	$.16	$.57	$.51
Earnings Per Share
(Diluted)	$.18	$.16	$.55	$.50
Average Shares
(Basic)	3,052,000	3,049,000	3,065,000	3,046,000
Average Shares
(Diluted)	3,154,000	3,148,000	3,147,000	3,125,000

BALANCE SHEETS (Unaudited)

	Dec. 31 2004	March 31 2004

Cash and Short-term Investments	$6,624,000	$6,768,000
Other Current Assets	3,951,000	3,969,000
Total Current Assets	10,575,000	10,737,000
Property and Equipment	1,222,000	1,285,000
Other Assets	4,208,000	4,208,000
Total Assets	$16,005,000	$16,230,000
Liabilities	$852,000	$846,000
Stockholders’ Equity	15,153,000	15,384,000
Total Liabilities and Equity	$16,005,000	$16,230,000

SOURCE  Mesa Laboratories, Inc.
          -0-                              02/02/2005
          /CONTACT:  Luke R. Schmieder, President-CEO, or Steven W. Peterson, VP
Finance-CFO, both of Mesa Laboratories, Inc., +1-303-987-8000/